EXHIBIT 2.1

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
                -------------------------------------------------

         This Amended and Restated Agreement and Plan of Merger (this "AGREEMENT") is made, executed and entered into as of June 12, 2002, by and among FoneFriend, Inc., a Nevada corporation (the "BUYER"), Universal Broadband Networks, Inc., a Delaware corporation and its wholly-owned subsidiaries ("DEBTOR" OR "SELLER", including the Related Debtors (as hereinafter defined)); Buyer and Debtor, including the Related Debtors, hereinafter may individually be referred to as a "PARTY", and collectively referred to as the "PARTIES"; Debtor is currently a debtor-in-possession in the Chapter 11 bankruptcy case (the "BANKRUPTCY CASE") entitled IN RE UNIVERSAL BROADBAND NETWORKS, INC., filed on October 31, 2000, in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the "BANKRUPTCY COURT"), as Case No. SA 00-18281 JB; and the Parties desire to enter into a binding agreement with regard to the following facts and circumstances and on the following terms and conditions (collectively, the "RECITALS"):

                                R E C I T A L S:

A. Prior to the filing of the Bankruptcy Case, Debtor was an emerging facilities-based integrated communications carrier using digital subscribed line
(DSL) technology to offer broadband data and voice telecommunication services to businesses and residences. However, Debtor is no longer engaged in the conduct of business to any significant extent, and currently operates for the sole purpose of either reorganizing or liquidating its assets.

B. Debtor is a public corporation and is in compliance with its state and federal filing requirements. Debtor became public pursuant to a reverse merger into a public shell on the OTC Bulletin Board in 1997. Debtor's shares were ultimately registered on the NASDAQ National Market System and traded under the symbol UBNT, but trading on NASDAQ was suspended prior to the filing of the Bankruptcy Case. It is the intention of the Buyer to seek re-listing subsequent to the Closing and all parties signatory hereto agree to use their best efforts to accomplish such re-listing. The shares are currently being traded during the pendency of the Bankruptcy Case on the "Pink Sheets" under the symbol UBNTQ.

C. The following subsidiary corporations (the "RELATED DEBTORS") also filed a petition under Chapter 11 of the United States Bankruptcy Code on October 31, 2000:

         IJNT, Inc., a Nevada corporation ("IJNT"), as Case No. SA 00-18282 JB;

         UBEE Networks Enterprises, Inc., a Nevada corporation ("UBEE"), as Case No. SA 00-18283 JB;

         UrJet Backbone Network, a Nevada corporation ("URJET BACKBONE"), as Case No. SA 00-18284 JB; and

         Man, Rabbit, House Multimedia, a California corporation ("MAN RABBIT HOUSE"), as Case No. SA 00-18286 JB.

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D. IJNT, Man Rabbit House and UBEE are wholly-owned subsidiaries of Debtor.
UrJet Backbone is a wholly-owned subsidiary of UBEE.

E. Buyer is in the process of becoming a premier provider of Internet-based telecommunication services in the United States and worldwide by capitalizing on the current and future opportunities in Voice Over Internet Protocol telephony technology and voice data integrated communication services in the e-commerce marketplace. Buyer's technology enables subscribers through its services to make and receive unlimited long distance telephone calls routed over the Internet by using their standard residential telephone set without the need of a personal computer.

F. The Parties desire that Buyer be merged with and into Debtor by way of a statutory merger or an asset purchase. Universal Broadband Networks, Inc., a Delaware corporation, will be the surviving corporation (the "SURVIVING CORPORATION") following the merger between the Parties hereto (the "MERGER"). Other than as specifically set forth herein and in an applicable order of the U.S Bankruptcy Court, Seller and Debtors represent that Buyer will not assume any liabilities or obligations of the Debtor.

G. In order to consummate the Merger, the Parties must first obtain from the Bankruptcy Court the entry of an order (the "APPROVAL ORDER") in the Bankruptcy Case approving a plan of reorganization (the "PLAN") that incorporates the terms of the Merger.

H. Buyer desires to conduct various inquiries, investigations, research and analyses in connection with the contemplated Merger before proceeding with the Merger. Buyer will incur significant costs in performing such inquiries, investigations, research and analyses, and in seeking the issuance of the Approval Order, which Buyer would be unwilling to incur absent a commitment by Debtor to seek the issuance of the Approval Order and consummate the Merger if the Bankruptcy Court issues the Approval Order.

I. Debtor will incur significant out-of-pocket costs and lost opportunity costs in preparing the Plan and the disclosure statement (the "DISCLOSURE STATEMENT") for the Plan, seeking the Approval Order and preparing for the Merger, which Debtor would be unwilling to incur absent the payment of certain nonrefundable consideration by Buyer.

J. The Parties entered into that certain Agreement and Plan of Merger, dated as of March 29, 2002 (the "ORIGINAL AGREEMENT").

K. The Parties desire to terminate the Original Agreement and to accept the terms of this Agreement in lieu of the terms set forth in the Original Agreement.

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         THEREFORE, PURSUANT TO THE RECITALS, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties to the Original Agreement hereby agree that the Original Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further covenant, agree, warrant, represent and declare as follows:

                                   ARTICLE 1.
                                  DEFINED TERMS

1.1. USE OF DEFINED TERMS. Capitalized words and phrases will have the meaning assigned to them in this Agreement when used in this Agreement or any document delivered pursuant to this Agreement, unless the context in which such capitalized word or phrase is used reasonably prohibits the application of such meaning.

1.2. LOCATION OF DEFINED TERMS. The following capitalized words and phrases are defined in this Section 1.2 or in the following identified sections of this
Agreement:

         (a)      "AGREEMENT" is defined in the introductory Paragraph.

         (b) "EFFECTIVE DATE" is defined as the execution date above first written.

         (c)      "APPEAL" is defined in Section 2.2 hereof.

         (d)      "APPROVAL ORDER" is defined in Recital "G"

         (e)      "BANKRUPTCY CASE" is defined in the Introductory Paragraph.

         (f)      "BANKRUPTCY COURT" is defined in the Introductory Paragraph.

         (g)      "BUSINESS DAY" is defined in Section 6.11 hereof.

         (h)      "BUYER" is defined in the Introductory Paragraph.

         (i)      "CASH CONSIDERATION" is defined in Section 3.2 hereof.

         (j)      "CLOSING" is defined in Section 2.4 hereof.

         (k)      "CREDITORS" is defined in Section 3.5(a) hereof.

         (l)      "DEBTOR" is defined in the Introductory Paragraph.

         (m)      "DEBTOR PERSONS" is defined in Section 5.5 hereof.

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         (n)      "DEFAULT" is defined in Section 6.15 hereof.

         (o)      "DISCLOSURE STATEMENT" is defined in Recital "I".

         (p)      "DUE DILIGENCE" is defined in Section 4.1 hereof.

         (q)      "IJNT" is defined in Recital "C".

         (r)      "MAN RABBIT HOUSE" is defined in Recital "C".

         (s)      "MERGER" is defined in Recital "F".

         (t)      "NOTICE" is defined in Section 6.23 hereof.

         (u) "OFFICIAL COMMITTEE OF CREDITORS" means the members of the committee appointed on November 21, 2000 by the Office of the United States Trustee.

         (v)      "ORIGINAL AGREEMENT" is defined in Recital "J".

         (w)      "OVER-BID" is defined in Section 2.3 hereof.

         (x)      "PARTY" and "PARTIES" are defined in the introductory
                  Paragraph.

         (y)      "PARTY'S AGENTS" is defined in Section 4.1 hereof.

         (z)      "PERSON" is defined in Section 6.10 hereof.

         (aa)     "PLAN" is defined in Recital "G".

         (bb)     "RECITALS" is defined in the Introductory Paragraph.

         (cc) "REDEMPTION COMMENCEMENT DATE" is defined in Section 3.14(a) hereof.

         (dd)     "REDEMPTION PRICE" is defined in Section 3.14(b) hereof.

         (ee)     "REDEMPTION NOTICE" is defined in Section 3.14(b) hereof.

         (ff)     "RELATED DEBTORS" is defined in Recital "C".

         (gg)     "SEC" is defined in Section 3.2 hereof.

         (hh)     "STAY" is defined in Section 2.2 hereof.

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

         (ii)     "SURVIVING CORPORATION" is defined in Recital "F".

         (jj)     "TRUST" is defined in Section 3.5 hereof.

         (kk)     "TRUSTEE" is defined in Section 3.14 hereof.

         (ll)     "UBEE" is defined in Recital "C".

         (mm)     "URJET BACKBONE" is defined in Recital "C".

                                   ARTICLE 2.
               REQUIREMENT FOR BANKRUPTCY COURT APPROVAL OF MERGER
               ---------------------------------------------------

2.1. APPROVAL ORDER. The Merger is expressly conditioned upon the entry by the Bankruptcy Court of the Approval Order. Subject to the obligation of Debtor to seek and consider Over-Bids as discussed in Section 2.3 hereof, each Party will in good faith exercise all efforts reasonably required of such Party to obtain the entry of the Approval Order. If, despite the good faith efforts of the Parties the Approval Order is not entered within one hundred eighty (180) days following the execution of this Agreement, then either Party may terminate the Merger.

2.2. APPEAL OF APPROVAL ORDER. If the Approval Order is timely entered as set forth in Section 2.1 hereof but an appeal (the "APPEAL") of the Approval Order is filed and a stay (the "STAY") of the execution of the Approval Order is issued pending the resolution of the Appeal, then either Party may terminate the Merger. If an Appeal is filed but no Stay is issued and if the Approval Order includes a finding of good faith, then the Parties will proceed with the Merger. If an Appeal is filed but no Stay is issued and if the Approval Order does not include a finding of good faith, then either Party may terminate the Merger. Nothing contained herein shall prevent Debtor from consummating a plan of reorganization if the Merger with the Buyer is not consummated. If the Merger is terminated by either Party pursuant to this Section 2.2, Debtor shall forfeit the right to any portion of the Cash Consideration remaining unpaid by Buyer. In no event shall Buyer be entitled to the return of any Cash Consideration unless the Debtor defaults or is unable to perform this Merger and Debtor shall have no liabilities to Buyer hereunder other than as is set forth herein.

2.3. FIDUCIARY DUTIES AND POSSIBILITY OF OVER-BIDS. The Parties acknowledge that Debtor, as the debtor-in-possession in the Bankruptcy Cases, owes a fiduciary duty to the estates in the Bankruptcy Cases, which includes the obligation to seek and consider more favorable offers (the "OVER-BIDS") from other prospective purchasers and merger candidates, which Debtor may submit to the Bankruptcy Court for consideration and approval. Debtor will not be deemed to have breached this Agreement or to have acted in bad faith by reason of pursuing, considering or accepting any such Over-Bids.

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2.4. NO INCONSISTENT ACTIONS. No Party will take any action inconsistent with this Agreement pending either the consummation (the "CLOSING") of the Merger or the termination of the Merger.

                                   ARTICLE 3.
                                     MERGER
                                     ------

3.1. DESCRIPTION OF MERGER. Upon consummation of the Merger, Buyer will be merged with and into Debtor or its assets acquired by Debtor with Debtor being the Surviving Corporation. Upon consummation of the Merger, all of the shares of Buyer will be converted into the right to receive ninety-five percent (95%) of the shares of outstanding securities of the Surviving Corporation. Each of the shares of Debtor issued and outstanding immediately before the Merger will be cancelled and extinguished. Any conveyance, transfer or re-sale of the shares issued pursuant to the Merger will be subject to all applicable securities laws.

3.2. CASH CONSIDERATION. As consideration to Debtor for entering into this Agreement, preparing the Plan and the Disclosure Statement, pursuing the issuance of the Approval Order and agreeing to the Merger, Buyer will deposit with and pay Debtor, as cash consideration (the "CASH CONSIDERATION"), the sum of One Hundred Fifteen Thousand and 00/100 Dollars ($115,000.00), plus the reasonable costs associated with an audit of the Buyer and Seller, if required as a condition of the Merger or to maintain compliance with the rules, regulations and standards of the Securities and Exchange Commission (the "SEC") during the term of this Agreement, and any fee payable to Debtor's prior auditors which may be necessary for certification of an audit of Debtor, as set forth below. The Cash Consideration shall be payable as follows:

                 (a) INITIAL DEPOSIT. Buyer has paid Debtor, as an initial deposit toward the Cash Consideration, the sum of Fifty Thousand Dollars pursuant to the terms of that certain Agreement and Plan of Merger dated as of March 29, 2002 and has incurred costs and expenses in fulfilling its obligations hereunder, including without limitation the audit costs of Buyer and Seller. Debtor acknowledges receipt of this initial deposit.

                 (b) AUDIT EXPENSES. The reasonable costs associated with an audit of the Buyer and Seller, if required as a condition of the Merger or to maintain compliance with the rules, regulations and standards of the SEC from the date of this Agreement until the Closing, up to a maximum of Fifteen Thousand Dollars ($15,000), and any fee payable to Debtor's prior auditors which may be necessary for certification of an audit of Debtor, up to a maximum of Ten Thousand Dollars ($10,000), shall be paid as such fees and costs become due and payable, and all such amounts shall be paid in any event no later than ten (10) Business Days prior to the Closing.

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                (c) FINAL DEPOSIT. Upon issuance of the Approval Order, Buyer will pay Debtor the entire remainder of the Cash Consideration, including any unpaid costs associated with an audit of the Buyer and Seller, if required as a condition of the Merger or to maintain compliance with the rules, regulations and standards of the SEC during the term of this Agreement, and any unpaid fee payable to Seller's prior auditors which may be necessary for certification of an audit of Seller.

3.3. APPLICATION OF CASH CONSIDERATION. Debtor will incur significant costs in reliance on Buyer's agreement to pursue the Merger, which Debtor would not be willing to incur absent this Agreement and the agreement that the Cash Consideration will be payable in full and non-refundable in the event the Merger is not consummated due to a default by Buyer. Therefore, in the event Buyer is unable or unwilling to effect the Merger, the Cash Consideration will be payable in full as a reasonable estimate of damages (and not as a penalty or forfeiture) and shall not be refundable in whole or in part to Buyer. In the event Buyer has not paid the full Cash Consideration hereunder at such time of default, Debtor shall be entitled to collect such additional amounts as have not been paid. The Parties hereby agree that this is an appropriate estimate of damages and not a penalty or forfeiture. In the event that Debtor is unable or unwilling to effect the Merger pursuant to the Plan and the Disclosure Statement prior to the Closing or accepts an Over Bid, Debtor shall forfeit the right to, and Buyer shall have no obligation to pay, any portion of the Cash Consideration remaining unpaid by Buyer. In no event shall Buyer be entitled to the return of any Cash Consideration unless the Closing does not occur by reason of the Debtor's refusal or inability to consummate the Merger.

3.4. SURVIVING CORPORATION. The name of the Surviving Corporation will be Fonefriend, Inc. or such other name as Buyer determines, in its sole discretion, to be in the best interests of its shareholders. Said Corporation will be a Delaware corporation unless and until otherwise changed by the Board of Directors and stockholders of the Surviving Corporation.

3.5. SHARE STRUCTURE OF SURVIVING CORPORATION. Effective upon the Closing, the share structure of the Surviving Corporation will be as follows:

                  (a) A trust (the "TRUST") created for the benefit of Debtor's creditors and administrative expense claimants (the "CREDITORS") will own five percent (5%) of the shares of outstanding securities of the Surviving Corporation;

                  (b) Buyer's shareholders will own ninety-five percent (95%) of the shares of outstanding securities of the Surviving Corporation; and

                  (c) Each of the shares of Debtor issued and outstanding immediately before the Merger will be cancelled and extinguished and the stockholders of Debtor prior to the Closing shall have no further interest or rights in Debtor.

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3.6. REVERSE STOCK SPLIT. Consistent with Section 3.5 hereof, either before or simultaneously with the Closing, the Parties may effect either a reverse stock split of their securities or may amend the certificate of incorporation to allow the issuance of additional shares of stock in a manner reasonably agreeable to the Parties.

3.7. TRANSFER OF DEBTOR'S ASSETS FOR THE BENEFIT OF DEBTOR'S CREDITORS. All assets of Debtor, including, without limitation, all of the Cash Consideration, will be transferred at or before the Closing to a third party or the Trust. No assets shall be transferred to the Surviving Corporation.

3.8. FUTURE REGISTRATION OF SHARES. The Surviving Corporation will exercise its best efforts to register the shares of stock of the Surviving Corporation held by the Trust for the benefit of the Debtor's Creditors and seek to have such registration be deemed effective within one hundred eighty (180) days of the effective date of the Merger. It is also agreed and understood that subsequent to the Closing, the Board of Directors will use their best efforts to initiate the filing of an SB-2 and an S-8 Registration Statement with the SEC for the issuance and registration of 10,000,000 additional shares of common stock of the Surviving Corporation.

3.9. PROHIBITION AGAINST REGISTRATION OF SHARES HELD BY BUYER INSIDERS. Buyer will not file any registration statements to register any securities held by any insiders of Buyer for a period of one (1) year from the effective date of the Merger, except as otherwise set forth herein; provided, however, that in no event shall any shares issued to Buyer's shareholders be registered prior to the shares of the Trust or the Creditors. Notwithstanding the foregoing, the restrictions set forth in this Agreement concerning the registration of shares shall not apply if the Board of Directors of the Surviving Corporation makes a good faith determination, after consultation with independent, qualified legal counsel, that the failure of the Board of Directors to authorize and approve any such proposed transaction could reasonably be deemed a breach of its fiduciary duties under applicable law.

3.10. MARKET-STANDOFF PROVISION. From the date of the Approval Order and until one hundred eighty (180) days thereafter, the Trust shall not sell any shares of securities in the Surviving Corporation; provided, however, that the Trust shall have the right to sell or transfer securities of the Surviving Corporation to one or more third parties in private transactions (including the Trust to the Creditors) any time after the Closing, provided such transferee agrees in writing not to sell such acquired shares until the expiration of the one hundred eighty day (180) period.

3.11. OFFICERS AND DIRECTORS. Concurrently upon the Closing, all officers and directors of Debtor will resign and will be conclusively deemed to have resigned. Buyer will appoint new directors of the Surviving Corporation, and the newly appointed directors of the Surviving Corporation will appoint new officers of the Surviving Corporation; provided, however, that Debtor's creditors shall maintain the right to appoint one (1) member of the Board of Directors until such time as such creditors hold less than one percent (1%) in the aggregate of the outstanding securities of the Surviving Corporation. Thereafter, directors will be elected by the stockholders of the Surviving Corporation pursuant to applicable law and the certificate of incorporation and by-laws of the Surviving Corporation.

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3.12. TIMING OF MERGER. The Parties shall consummate the Merger as promptly as possible following the issuance by the Bankruptcy Court of the Approval Order.

3.13. CONDITIONS TO EFFECTIVENESS OF MERGER. Notwithstanding anything to the contrary contained herein, Buyer shall have no obligation to complete the Merger unless the Bankruptcy Court enters the Approval Order, which Approval Order shall provide, among other things, that upon completion of the Merger, the Surviving Corporation shall have assumed no liabilities or obligations of Debtor or Related Debtors other than as set forth herein.

3.14. REDEMPTION OF SECURITIES.

                  (a) From and after the date which is one year after the commencement of trading of the Surviving Corporation's securities on any national securities exchange or quotation system (the "REDEMPTION COMMENCEMENT DATE"), upon written request to the Surviving Corporation from the trustee of the Trust appointed by the Official Committee of Creditors (the "TRUSTEE"), or upon written request from the Surviving Corporation to the Trustee, the Surviving Corporation shall redeem all or any of the then-outstanding shares of securities of the Surviving Corporation held by the Trustee (the "REDEMPTION SECURITIES") by paying in cash therefor an aggregate purchase price of $3 million or the corresponding pro-rata portion thereof, based upon the number of Redemption Securities for which notice has been given by the Trustee (the "REDEMPTION PRICE") and provided that the Surviving Corporation has on hand at the time of such request sufficient surplus capital to provide for payment of the full Redemption Price and is otherwise permitted to consummate such redemption under applicable law.

                  (b) The Trustee or Surviving Corporation shall specify the number of shares to be redeemed, the Redemption Price and the place at which payment shall be made (the "REDEMPTION NOTICE"). The Trustee shall surrender to the Surviving Corporation the certificate or certificates representing such shares, and thereupon the Redemption Price shall be payable to the order of the Trustee, and such surrendered certificates shall be cancelled. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (c) From and after the Redemption Commencement Date, unless a default in the payment of the Redemption Price has occurred, all rights of the Trustee as the holder of those Redemption Securities tendered for payment and cancellation (except the right to receive the Redemption Price without interest upon surrender of such certificate or certificates) shall cease with respect to such shares, and such shares shall not be transferred thereafter on the books of the Surviving Corporation or be deemed to be outstanding for any purpose whatsoever. All shares of Redemption Securities that are not redeemed (including shares as to which a default in the full payment of the Redemption Price has occurred) shall remain outstanding.

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                  (d) On or before the Redemption Commencement Date, the
Surviving Corporation may deposit the Redemption Price with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the Trustee, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to the Trustee on or after the Redemption Commencement Date upon receipt of notification from the Trustee pursuant to Section 3.14(b) hereof. From and after the date of payment to the Trustee, the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of its certificates therefor.

                                   ARTICLE 4.
                  COVENANT OF CONFIDENTIALITY, SEC COMPLIANCE
                  -------------------------------------------
                           AND ANTIDILUTION PROTECTION
                           ---------------------------

4.1. COVENANT OF CONFIDENTIALITY. The Parties reasonably contemplate that in connection with the performance by the Parties of any investigations, inquiries, reviews and analyses (collectively, "DUE DILIGENCE") regarding the other Party and the other Party's business and affairs, and in the preparation, processing and approval of the Disclosure Statement and Plan, and in the pursuit and consummation by the Parties of the Merger, each Party and the employees, representatives and consultants of each Party (collectively, "PARTY'S AGENTS") will receive or discover information that is confidential and proprietary in nature, regarding the other and the value, quality, condition and affairs of the other, which would not be disclosed, discovered or received by such Party or such Party's Agents absent this Agreement. Therefore, absent the prior written approval of the other Party, and except as otherwise set forth in this
Agreement: (a) Each Party will keep all such information strictly confidential and not disclose any such information to any third party other than to its professional advisors and such Party's agents with a reasonable need to know such information in order to consummate the transactions contemplated by this Agreement, and (b) each Party will ensure that any of such Party's Agents who receive or have access to any such information is contractually bound by and will not breach this covenant of strict confidentiality. Neither Party will reproduce or disclose, or allow its Party's Agents to reproduce or disclose, any such information, except (i) as necessary in connection with confirmation of a Plan embodying the terms of this Agreement; (ii) in the furtherance of this

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Agreement and the Merger; (iii) if a potential private purchaser agrees to be bound by this Section 4.1 or (iv) to the extent necessary to comply with law or to enforce the provisions of this Agreement. If the Merger fails to occur, then each Party will cause all such information to be promptly returned to the Party legally entitled thereto and will continue to keep such information confidential.

4.2. SECURITIES COMPLIANCE AND PUBLIC STATEMENTS. From the date of this Agreement, the Buyer shall assume the costs of complying with all applicable filing requirements of the SEC. The Debtor shall timely comply with all of the requirements applicable to a publicly traded company, including, but limited to, the filing of Form 10-K's, 10-Q's, 8-K's, and shall have any and all press releases reviewed and approved by its corporate securities counsel. All Parties agree not to issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of the other Party (which consent will not be unreasonably withheld) except as may be required by law, in which event such press release or public statement shall be made only after consultation with the other Party.

4.3. ANTIDILUTION PROTECTION. From the Closing and through the date which is fifteen (15) months after the Redemption Commencement Date, the Trust or the Creditors, as the case may be, shall maintain an ownership interest in the Surviving Corporation equal to the percentage ownership of equity securities then owned by the Trust or the Creditors. The Surviving Corporation shall take all steps and do all acts necessary to maintain the Trust's or the Creditor's equity ownership interest, including, without limitation, issuing additional shares without the payment of any additional consideration and amending the Surviving Corporation's charter documents. The Antidilution Protection as herein defined shall not apply to any issuance of securities by the Surviving Corporation which issuance is not dilutive of the interest of the Trust or the Creditors from a book value standpoint.

                                   ARTICLE 5.
         WARRANTIES, REPRESENTATIONS, DISCLAIMERS, WAIVERS AND RELEASES
         --------------------------------------------------------------

5.1. LEGAL CAPACITY. Each Party represents that to the best of its knowledge, subject to the provisions of this Agreement relating to entry of the Approval Order, (a) such Party has the requisite power, authority and legal capacity to make, execute, enter into and deliver this Agreement and to perform its obligations under this Agreement, (b) any Person executing and delivering this Agreement on behalf of such Party is duly authorized and empowered to do so, and
(c) neither this Agreement nor the performance by such Party of any obligation under this Agreement will violate any provision of any article, by-law, operating agreement, partnership agreement or governing articles of such Party or any agreement, contract, covenant, condition, restriction, injunction or order by which such Party is bound.

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5.2. NO UNDISCLOSED INDUCEMENTS. Each Party represents that it has entered into this Agreement in reliance solely upon its own independent investigation and analysis of the facts and circumstances, and that no representations, warranties or promises, other than those set forth in this Agreement, were made by any Party or any agent, employee or counsel of any Party to induce said Party to execute this Agreement.

5.3. REPRESENTATION BY COUNSEL. Each Party represents that it has acted pursuant to the advice of legal counsel of its own choosing in connection with the negotiation, preparation and execution of this Agreement, or that it was advised to obtain the advice of such legal counsel, had fair and ample opportunity to obtain the advice of such legal counsel and willfully declined to obtain the advice of such legal counsel.

5.4. BROKERAGE COMMISSIONS - INDEMNIFICATION. Each Party represents to the other that, except as may be disclosed, acknowledged or agreed to in writing by both Parties and properly and timely disclosed to the Bankruptcy Court, such Party has not engaged or utilized the services of any broker, salesperson, agent or finder in connection with the Merger and that no commission or fee will be due or payable to any broker, salesperson, agent or finder as the result of any conduct by or on behalf of such Party. The Buyer will indemnify, defend and hold the Debtor harmless from and against any claims or liability for any commissions or fees to any broker, salesperson, agent or finder which result from the conduct of the Buyer in connection with the Merger, and from any attorneys' fees and other costs of litigation, arbitration and/or settlement relating thereto.

5.5. NO WARRANTY REGARDING INFORMATION. This Agreement is made, executed and entered into by the Parties, and the Merger, if it occurs, will occur without any warranty, representation or guaranty of any kind by Debtor, or any director, officer, employee, agent, representative, accountant, attorney or trustee of Debtor (collectively, the "DEBTOR PERSONS"). Neither Debtor nor any Debtor Person makes or will be deemed to have made any warranty or representation regarding the truth, accuracy, completeness or source of any such information. Buyer will conduct all of its own Due Diligence and make its own independent determination of the merits, risks and costs relating to this Agreement and the Merger, without any reliance upon Debtor or any of the Debtor Persons, or any information provided by or obtained from Debtor or any of the Debtor Persons.

5.6. TRUTH AND ACCURACY. Each warranty and representation set forth in this Agreement by Buyer will be true and accurate, and the Buyer will cause the same to be true and accurate, on the Effective Date and as of the Closing.

5.7. SURVIVAL. Each statement, certification, representation, warranty, covenant, disclosure, disclaimer, waiver, release and agreement contained in this Agreement will terminate on the Closing. Notwithstanding the foregoing, Sections 3.2, 3.3, 3.8, 3.9, 3.10, 3.11, 3.14, 4.1, 4.3, 5.9 and Article 6
hereof shall survive the Closing.

5.8. NO LIABILITY. Neither the Trust nor the Creditors shall have any obligations or liabilities under this Agreement other than expressly set forth of referenced herein.

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

5.9. SECURITIES LAW EXEMPTION FROM REGISTRATION. Buyer represents and warrants that the securities of Debtor to be issued to its shareholders will be exempt from registration under Section 4(2) of the Securities Act and all applicable state securities laws.
                                   ARTICLE 6.
                               GENERAL PROVISIONS
                               ------------------

6.1. INTEGRATION. This Agreement is the sole and entire agreement between the Parties regarding the Merger. Any and all prior or contemporaneous agreements and negotiations, oral or written, regarding such subject matter, are hereby superseded. No employee or agent of any Party has authority to orally modify this Agreement, or to make any oral representation or agreement other than as contained in this Agreement.

6.2. AMENDMENT. No modification of, deletion from, or addition to this Agreement will be effective unless made in writing and executed by each Party.

6.3. NO ASSIGNMENT. Neither Party may assign its rights or obligations under this Agreement absent the written consent of the other Party.

6.4. CONSTRUCTION. The provisions of this Agreement will be liberally construed to effectuate the Merger. Section headings were inserted for convenience only and will not be given undue consideration in resolving questions of construction or interpretation. For purposes of determining the meaning of, or resolving any ambiguity with respect to, any provision of this Agreement, each Party will be deemed to have had equal bargaining strength in the negotiation of this Agreement and equal responsibility for the preparation of this Agreement and any exhibits thereto, such that neither this Agreement nor any uncertainty or ambiguity therein will be arbitrarily construed or resolved against any Party pursuant to California Civil Code Section 1654 or any other similar authority or rule of construction.

6.5. FURTHER ASSURANCES. Each Party will exercise its good faith best efforts to satisfy and cause to be satisfied all contingencies, conditions and conditions precedent to the transactions described in this Agreement, including, without limitation, promptly executing all documents and promptly taking all actions, including, without limitation, the payment of money, reasonably required to effectuate such transactions and perform its obligations pursuant to this Agreement. If and to the extent that any modification of this Agreement is required in order for the contemplated transaction to comply with the requirements of any securities, bankruptcy or other law applicable to such transaction, then the Parties will amend this Agreement to allow such compliance, provided that such amendment does not materially alter the benefits reasonably expected to be received by each Party pursuant to this Agreement.

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

6.6. FORM OF DEPOSITS AND PAYMENTS. All payments and deposits required pursuant to this Agreement will be made in the form of either cash or immediately available cash equivalents acceptable to the Person receiving such payment, and federal wire transfer of funds will be an acceptable method of payment.

6.7. NO OBLIGATIONS TO THIRD PARTIES. Except for the Trust and the Creditors, this Agreement will not confer any rights upon any third party or otherwise obligate any Party to any Person who is not a Party. However, this Section 6.7 will not limit or restrict the binding effect of the Approval Order on Persons who are not a Party to this Agreement.

6.8. GENDER AND QUANTITATIVE USE. Wherever the context of this Agreement may so require, the gender will include the masculine, feminine and neuter, and the quantitative usage of any word or phrase will include the singular and plural.

6.9. TIME IS OF THE ESSENCE. Time is of the essence, such that each Party will perform all acts required of such Party pursuant to this Agreement by the date or within the time period required pursuant to this Agreement.

6.10. PERFORMANCE DATES. If the date by which or upon which any obligation otherwise must be performed pursuant to this Agreement occurs on a day other than a Business Day, then the date by which or upon which such obligation must be performed will be automatically extended until the next Business Day.

6.11. GOVERNING LAW. This Agreement is made under and will be construed in accordance with and governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

6.12. JURISDICTION AND VENUE. The Parties hereby acknowledge and consent to the exclusive jurisdiction of the Bankruptcy Court for the Central District of California, Santa Ana Division, and to venue in Orange County, California, for the purpose of resolving any claim, controversy or disagreement which may arise with respect to this Agreement or the Merger. It will be a material breach of this Agreement to seek to resolve any such claim, controversy or disagreement in any other court or forum.

6.13. DEFAULT. Any breach by a Party of any term, provision, covenant, condition, agreement, warranty or representation in this Agreement will constitute a material default (the "DEFAULT") pursuant to this Agreement if such breach continues uncured for a period of five (5) Business Days following the date of Notice thereof by the other Party; provided, however, that if the breach is not of a type that can be cured by the payment of money and is of a type that more than five (5) Business Days are reasonably required to cure, then there will be no default by reason of such breach if the Party in breach: (a) Commences the cure within five (5) Business Days of the date of the Notice, (b) promptly and diligently prosecutes such cure to completion, and (c) completes such cure within ten (10) Business Days following the date of such Notice.

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

6.14. ENFORCEMENT. Subject to the provisions of this Agreement, including, without limitation, those which relate to venue and jurisdiction, each Party will have the right to enforce by proceedings at law or in equity all of the provisions of this Agreement, including, without limitation, the right to prosecute proceedings at law or in equity against any Person who violates or attempts to violate any of such provisions, to enjoin any such Person from doing so, to cause such violation to be remedied, and to recover damages for such violation. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

6.15. WAIVER. The failure by any Party to enforce any provision of this Agreement will not constitute a waiver of the right to enforce the same provision, or any other provision, thereafter. No waiver by any Party of any provision of this Agreement will be deemed a waiver of any other provision of this Agreement, whether or not similar, nor will any waiver constitute a continuing waiver unless otherwise agreed to in writing.

6.16. SEVERABILITY. In the event that any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, then the remaining portions of this Agreement will nonetheless remain in full force and effect, unless such portion of this Agreement is so material that its deletion would violate the obvious purpose and intent of the Parties.

6.17. DOCUMENTATION AND PERFORMANCE COSTS AND ATTORNEYS' FEES. Except as otherwise provided herein, each Party will bear its own costs and attorneys' fees incurred in the negotiation and documentation of this Agreement and in the performance of its obligations under this Agreement.

6.18. ENFORCEMENT COSTS AND ATTORNEYS' FEES. If any Party commences legal proceedings against any other Party to enforce the provisions of this Agreement or to declare any rights or obligations under this Agreement, then the prevailing Party will recover from the losing Party its costs of suit, including reasonable attorneys' fees, as will be determined by the court in such proceeding.

6.19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which is an original and all of which will constitute one and the same agreement.

6.20 INUREMENT. This Agreement is a legally binding contract and will inure to the benefit of and be enforceable by, and will be binding upon and enforceable against, each of the Parties and their respective successors, assigns, grantees, heirs, executors, administrators and trustees.

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

6.21 NOTICE. Any notice, consent, approval, disapproval, waiver or other communication of any kind (collectively, a "NOTICE"), by any Party to any other Party pursuant to this Agreement must be made in writing and delivered to such other Party at the address shown below, unless written Notice of a different address is given by such other Party pursuant to this Section 6.23. Any payments to be made pursuant to this Agreement will be deemed made only upon actual receipt. A Notice given by personal service will be deemed received upon delivery. A Notice given by first class mail, postage prepaid, addressed to the address required by this Section 6.23, will be deemed received five (5) Business Days following the deposit thereof with the United States Post Office. A Notice given by overnight courier service will be deemed received on the date of delivery confirmed by the courier service. A Notice given by electronic facsimile transmission will be deemed received on the date upon which the recipient's facsimile machine confirms electronically the receipt of such Notice, provided that a copy of any Notice given by facsimile transmission must also be sent to the recipient by first class mail, postage prepaid, addressed to the address required pursuant to this Section 6.23. Telephone numbers, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement. If any notice information for any Party is missing in this document, it will not affect the validity or enforceability of this Agreement, but the Party whose information is missing shall promptly, and immediately upon request, provide such information to the other Party.

6.22. JOINT PREPARATION. This Agreement is to be deemed to have been negotiated and prepared jointly by the Parties and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any Party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

DEBTOR:                    Universal Broadband Networks, Inc.
-------                    2030 Main Street, Suite 1300
                           Irvine, California 92614
                           Attention:       Brandon B. Powell, Esq.
                           Telephone:       (949) 260-4728
                           Facsimile:       (949) 260-4733

A COPY OF ANY NOTICE TO DEBTOR MUST ALSO BE SENT TO:
----------------------------------------------------

                           Albert, Weiland & Golden, LLP
                           650 Town Center Drive, Suite 950
                           Costa Mesa, California 92660
                           Attention:       Lei Lei Wang Ekvall, Esq.
                           Telephone:       (714) 966-1000
                           Facsimile:       (714) 966-1002

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

BUYER:                     FoneFriend, Inc.
------                     2171 El Camino Real, Suite 100
                           Oceanside, California 92056
                           Attention:       Jackie Giroux
                           Telephone:       (760) 421-2230
                           Facsimile:       (760) 421-2234

A COPY OF ANY NOTICE TO BUYER MUST ALSO BE SENT TO:
---------------------------------------------------

                           Dennis H. Johnston, Esq.
                           9171 Wilshire Boulevard, Garden Level Suite B Beverly Hills, CA 90210
                           Telephone:       (310) 281-2571
                           Facsimile:       (310) 278-0457

COMMITTEE:
----------

                           ______________________________________
                           ______________________________________
                           ______________________________________
                           ______________________________________
                           Attn:_________________________________
                           Telephone: (___)______________________
                           Facsimile: (___)______________________

A COPY OF ANY NOTICE TO THE COMMITTEE MUST ALSO BE SENT TO:
-----------------------------------------------------------

                           Irell & Manella, LLP
                           840 Newport Center Drive
                           Suite 400
                           Newport Beach, CA  92660
                           Attn:  Jeffrey Reisner, Lisa Mathasiel
                           Telephone:  (   ) ____________
                           Facsimile:  (___) ____________

6.23. EXHIBITS. The following Exhibits are attached hereto and incorporated herein by this reference, as though fully set forth herein:

      Exhibit A - Schedule of Assets to be Retained by the Surviving Corporation

                            [SIGNATURE PAGE FOLLOWS]

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

         THE UNDERSIGNED PARTIES made, executed and entered into this Agreement as of the Effective Date.

DEBTOR:                         UNIVERSAL BROADBAND NETWORKS, INC.,
                                A DELAWARE CORPORATION

                                By: /S/ BRANDON POWELL
                                    -----------------------------------
                                            (signature)

                                Name:   BRANDON POWELL
                                    -----------------------------------
                                           (typed or printed name)

                                Its:  EXECUTIVE VICE PRESIDENT
                                    -----------------------------------
                                           (title or capacity)

BUYER:                          FONEFRIEND, INC.,
                                A NEVADA CORPORATION

                                By:  /S/ JACKELYN GIROUX
                                    -----------------------------------
                                             (signature)

                                Name: JACKELYN GIROUX
                                    -----------------------------------
                                         (typed or printed name)

                                Its:  PRESIDENT
                                    -----------------------------------
                                          (title or capacity)

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